                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES

NAME                                                  STATE OF INCORPORATION

Conrad Shipyard L.L.C. (formerly named
 Conrad Shipyard, Inc.)                                     Louisiana
Orange Shipbuilding Company, Inc.                           Texas
AL Acquisition Company, LLC                                 Louisiana